Exhibit 99.1

News Release Media Contact: Lauren C. Steele VP Corporate Affairs 704-557-4551 Investor Contact: Clifford M. Deal, III VP Treasurer 704-557-4633 For Immediate Release May 11, 2005

Coca-Cola Consolidated Announces Senior

Management Change

Charlotte, NC - Coca-Cola Bottling Co. Consolidated today announced the resignation of Executive Vice President and Chief Financial Officer David V. Singer from the Company and the appointment of Steven D. Westphal as Senior Vice President and Chief Financial Officer. Mr. Singer is leaving Coca-Cola Consolidated to join Lance, Inc. a Charlotte-based snack food manufacturer and distributor as President and Chief Executive Officer.

“We are very fortunate to have an individual with a strong financial background, long experience in the soft drink business and an in-depth knowledge of the Company’s operations like Steve Westphal assume the responsibility of CFO,” Coca-Cola Consolidated Chairman and CEO J. Frank Harrison, III said. “Steve is an outstanding individual, with a proven track record.”

Mr. Westphal, 50, has been the Controller at Coca-Cola Consolidated since 1987. Prior to that, he was Vice President, Planning at Joyce Beverages, a New York based soft drink distributor from 1985 to 1987. From 1981 to 1984 he worked with Mid Atlantic Coca-Cola as Director of Planning. Mr. Westphal is a graduate of the University of Virginia and began his career in public accounting with Ernst & Young.

“We are very thankful for Dave Singer’s contributions to the Company over his long career at Coca-Cola Consolidated,” said Mr. Harrison. “We wish him the very best as he takes on his new responsibilities.”

Charlotte-based Coca-Cola Consolidated is the nation’s second largest Coca-Cola bottler with franchise territories in 11 Southeastern states.

—Enjoy Coca-Cola—

Coca-Cola Bottling Co. Consolidated, 4100 Coca-Cola Plaza, Charlotte, NC 28211